Exhibit 10.17

Executive Officer Bonus Terms for FY09 Under the Section 162(m)

Executive Officer Performance–Based Bonus Plan

Plan Objective

The Executive Officer Bonus Terms for fiscal year 2009 under the Sun Microsystems, Inc. (“Sun” or the “Company”) Section 162(m) Executive Officer Performance-Based Bonus Plan (the “Plan”) are designed to compensate the Executive Officers, other than the Chief Executive Officer, for contributions to Sun during the Company’s fiscal year 2009. The Plan provides for quarterly cash bonus compensation based on achievement of objectively determinable performance goals against the Plan measures. The Plan is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”).

Plan Year/Performance Periods

The Plan year is the Company’s fiscal year 2009. The performance periods are each of the Company’s four fiscal quarters during that fiscal year.

Eligibility

These terms apply to persons serving as Sun’s Executive Officers, other than the Chief Executive Officer, during fiscal year 2009. In order to receive a bonus payment with respect to any fiscal quarter, the participant must be serving as an Executive Officer of Sun as of the last business day of that fiscal quarter, except as provided below.

A participant who retires, terminates employment due to disability, or dies during any performance period may receive a prorated bonus (subject to the sole discretion of the Leadership Development and Compensation Committee (the “LDCC”)) for the achievement of the performance goals for the period of time during the fiscal quarter that the participant provided services to Sun. A participant who leaves Sun prior to the end of a fiscal quarter for any other reason, including but not limited to a reduction in force, voluntary resignation, or termination by Sun will be ineligible for a bonus payment with respect to that fiscal quarter and any subsequent fiscal quarter during the Plan year.

Bonus Target Percentage

The annual bonus targets under the Plan for Executive Officers, other than the Chief Executive Officer, range from 45% to 150% (as approved for each individual based on their role) of the participant’s Eligible Wages (as defined below) for fiscal year 2009 (the “Bonus Target”). The Bonus Targets are divided between the four fiscal quarters of fiscal year 2009 as follows (each, a “Quarterly Bonus Target”):

Fiscal Quarter	Quarterly Bonus Percentage	Quarterly Bonus Target
FY 09 Q1	10%	4.5% to 15%
FY 09 Q2	30%	13.5% to 45%
FY 09 Q3	20%	9% to 30%
FY 09 Q4	40%	18% to 60%

For example, for Q1 FY09, an individual with a Bonus Target of 45% would multiply the Bonus Target by the Quarterly Bonus Percentage of 10%, resulting in a Quarterly Bonus Target of 4.5% of Eligible Wage for that quarter.

Sun Confidential: Internal Use Only	Page 1 of 4	July 2008

Executive Officer Bonus Terms for FY09 Under the Section 162(m)

Executive Officer Performance–Based Bonus Plan

Company Performance Measures

The Plan is based on the Company’s performance against the following measures (the “Company Performance Measures”):

1.	Q1 FY09-quarterly Revenue (weighted 50%) and quarterly Operating Income (weighted 50%);

2.	Q2 FY09-quarterly Revenue (weighted 50%) and quarterly Operating Income (weighted 50%);

3.	Q3 FY09-quarterly Revenue (weighted 50%) and quarterly Operating Income (weighted 50%); and

4.	Q4 FY09-quarterly Revenue (weighted 50%) and quarterly Operating Income (weighted 50%).

Additional funding shall be allocated to the Q4 bonus payments if the Annual Strategic Goals are met (Each Goal will be measured and funded independently).

Company Performance Measure Definitions

Revenue: For purposes of calculating the bonus payout under the Plan, “Revenue” is defined as net revenue as reported in the Company’s consolidated operations analysis, adjusted to exclude certain items set forth in a schedule approved by the LDCC, as applicable.

Operating Income: For purposes of calculating the bonus payout under the Plan, “Operating Income” is defined as operating income, calculated on a GAAP basis, adjusted to exclude certain items set forth in a schedule approved by the LDCC, as applicable.

Annual Strategic Goals for FY09: The annual strategic goals for FY09 are set forth in a schedule approved by the LDCC.

Bonus Plan Funding Percentage

The Company uses a schedule, which provides percentages based upon the Company’s actual performance against the Company’s goals with respect to the Company Performance Measures for each quarter (the “Bonus Plan Funding Percentage”). The Bonus Plan Funding Percentage is determined for each fiscal quarter as follows:

1.	Q1-Q4 Fiscal Year 2009: By funding based on actual performance against goals with respect to quarterly Revenue and quarterly Operating Income, each weighted equally;

2.	Evaluating and funding each performance measure independently; and

3.	Additionally, with respect to Q4 fiscal year 2009, there may be an additional bonus funding of up to $20 million based on the achievement of the Annual Strategic Goals.

4.	The total bonus funding under the Plan is capped at 200% of at-target bonus funding plus the funding for the Annual Strategic Goals.

Sun Confidential: Internal Use Only	Page 2 of 4	July 2008

Executive Officer Bonus Terms for FY09 Under the Section 162(m)

Executive Officer Performance–Based Bonus Plan

Eligible Wages

Eligible Wages with respect to any fiscal quarter in fiscal year 2009 (“Eligible Wages”) shall be determined based upon the participant’s annual base salary on the last business day of such fiscal quarter (September 26, 2008 for Q1 FY09, December 26, 2008, for Q2 FY09, March 27, 2009 for Q3 FY09, and June 30, 2009 for Q4 FY09).

For example, for Q2 FY09, assuming the participant’s annual base salary on December 26, 2008 is $300,000, the participant’s Eligible Wages would be $300,000.

Eligible Wages exclude relocation allowances, expense reimbursements, tuition reimbursement, car/transportation allowances, expatriate allowances, long-term disability payments, or other commissions and bonuses paid during each quarter of fiscal year 2009.

Bonus Calculation

Q1 - Q3 FY09

The participant’s quarterly bonus payment for each of Q1- Q3 FY09 will be calculated as follows:

Quarterly Bonus Target Percentage
×	Bonus Plan Funding Percentage
×	Eligible Wages
=	Actual Quarterly Bonus Payment

Example: In Q2 FY09, if the Company achieves 100% of Revenue goal and 100% of Operating Income goal, the actual quarterly bonus payment will be calculated as follows (assuming a 45% Bonus Target and Eligible Wages of $300,000):

Quarterly Bonus Target Percentage (45% × 30%)		13.5%
Bonus Plan Funding Percentage	X	100%
Eligible Wages	X	$300,000
Actual Quarterly Bonus Payment for Q2 FY09	=	$40,500

Q4 FY09

The participant’s quarterly bonus payment for Q4 FY09 will be calculated as follows:

Quarterly Bonus Target Percentage
×	Bonus Plan Funding Percentage (Company Performance Measures plus Annual Strategic Goals, if applicable)
×	Eligible Wages
=	Actual Quarterly Bonus Payment

Example: In Q4 FY09, if the Company achieves 100% of its quarterly Revenue goal, 100% of its quarterly Operating Income goal and 100% of the Annual Strategic Goals, the actual quarterly bonus payment will be calculated as follows:

For purposes of this calculation, assume the 100% achievement of the Annual Strategic Goals leads to a 12% increase in the Bonus Plan Funding Percentage. As a result the Bonus Plan Funding Percentage is assumed to be 112%.

Quarterly Bonus Target Percentage		18%
Bonus Plan Funding Percentage	X	112%
Eligible Wages	X	$300,000
Actual Quarterly Bonus Payment for Q4 FY09	=	$60,480

Sun Confidential: Internal Use Only	Page 3 of 4	July 2008

Executive Officer Bonus Terms for FY09 Under the Section 162(m)

Executive Officer Performance–Based Bonus Plan

Bonus Payment

In the U.S., bonus awards are taxable income, and will generally be paid within two and one-half (2.5) months after the close of each fiscal quarter and, in any case, within the qualifying Short-term Deferral Period pursuant to Code Section 409A. Bonuses are paid in accordance with local payroll schedules in countries outside the U.S and are subject to local and regional tax provisions.

Communication of Results

With respect to any particular fiscal quarter during fiscal year 2009, results will be communicated as soon as administratively feasible after the Company’s quarterly financial results are publicly announced.

Administration of the Plan

The LDCC administers the Plan. Members of the LDCC must qualify as outside directors under Section 162(m) of the Code. The LDCC determines the performance goals that must be achieved before the actual bonus awards are paid. After the end of the performance period, the LDCC certifies in writing the extent to which the pre-established performance goals actually were achieved.

General Provisions and Plan Governance

This Plan is in all respects subject to the terms, definitions and provisions of Sun’s Section 162(m) Executive Officer Performance-Based Bonus Plan, which is incorporated herein by reference.

Sun Confidential: Internal Use Only	Page 4 of 4	July 2008